Exhibit 99.1
Liberty Global Announces Series C Stock
to Commence When-Issued Trading
Denver, Colorado — August 25, 2005: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB), announced today that, at market open on Monday, August 29, 2005, Liberty Global’s Series C common stock is expected to begin trading on The Nasdaq National Market, on a when-issued basis, under the symbol “LTYKV”. Liberty Global had previously announced that its board of directors approved a special stock dividend consisting of one share of Series C common stock for each share of Series A common stock and each share of Series B common stock outstanding at 5:00 p.m., New York City time, on Friday, August 26, 2005, which is the record date for the stock dividend. The Series C common stock is expected to trade on a when-issued basis through Tuesday, September 6, 2005, which is the date on which Liberty Global will begin distributing shares of its Series C common stock.
The Series C common stock is expected to begin trading regular way on The Nasdaq National Market under the symbol “LBTYK” at market open, on Wednesday, September 7, 2005, which is the ex-dividend date for the Series A common stock and Series B common stock.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
For more information, please visit www.lgi.com or contact:

Richard S.L. Abbott	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6664	+31 20 778 9447

Christopher Noyes	Dennis Okhuijsen
Investor Relations — Denver	Investor Relations — Europe
(303) 220-6693	+31 20 778 9966